Exhibit 99.1

For immediate release

April 8, 2021

AtriCure Names B. Kristine Johnson Board Chair

MASON, Ohio – (BUSINESS WIRE) – April 8, 2021– AtriCure, Inc. (Nasdaq: ATRC), a leading innovator in treatments for atrial fibrillation (Afib) and left atrial appendage (LAA) management, today announced that B. Kristine (Kris) Johnson has been named Board Chair. In addition, the Company announced that Scott Drake and Mark Lanning will not stand for re-election at the end of their terms in May 2021.

“Kris’ experience and counsel have been impactful to AtriCure over the past four years, and I’m delighted that she will be serving in this new capacity, particularly as the Company executes on its many upcoming catalysts,” said Mr. Drake, current Board Chair.

Ms. Johnson has served on the company’s Board since May of 2017. She is President of Affinity Capital Management, a venture capital firm that invests primarily in seed and early-stage health care companies in the United States. In addition, Ms. Johnson serves on the Boards of Directors for ClearPoint Neuro, Inc., formerly MRI Interventions, ViewRay, Inc. (Nasdaq: VRAY), the University of Minnesota Foundation Investment Advisors, and several private entities. Ms. Johnson was previously employed for 17 years at Medtronic plc, serving most recently as Senior Vice President and Chief Administrative Officer from 1998 to 1999. Her experience at Medtronic also includes service as President of the Vascular Business and President of the Tachyarrhythmia Management Business.

Mr. Drake, the President and CEO of ViewRay, Inc., has served on AtriCure’s Board since September of 2013, and has served as Board Chair since May of 2018. Mr. Lanning has served on the Board since February of 2006 and has served on and as the Chair of a variety of Committees during his tenure.

“I want to thank Scott for his service and leadership on the Board, along with his guidance for our business,” said Michael Carrel, President and Chief Executive Officer. “He has helped me and the rest of the management team in profound ways, and we have been very fortunate to have him on the Board of Directors for the past eight years. I also want to thank Mark for his time on the Board, beginning with some of the very early days at AtriCure. He has been a steady hand in helping the company through a period of significant growth, and his financial acumen and support have been invaluable to our Company.”

About AtriCure, Inc.

AtriCure, Inc. provides innovative technologies for the treatment of Afib and related conditions. Afib affects more than 33 million people worldwide. Electrophysiologists and cardiothoracic surgeons around the globe use AtriCure technologies for the treatment of Afib and reduction of Afib-related complications. AtriCure’s Isolator® Synergy™ Ablation System is the first and only medical device to receive FDA approval for the treatment of persistent and long-standing persistent Afib. AtriCure’s AtriClip® Left Atrial Appendage Exclusion System products are the most widely sold LAA management devices worldwide. For more information, visit AtriCure.com or follow us on Twitter @AtriCure.

CONTACTS:

Angie Wirick

Investor Relations

Chief Financial Officer

(513) 755-5334

awirick@atricure.com

Valerie Storch-Willhaus

Media Relations

Vice President, Corporate Marketing and Communications

(612) 605-3311

vstorch-willhaus@atricure.com